UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Brink’s Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 14, 2012, The Brink’s Company (the “Company”) filed its definitive proxy statement for the annual meeting of shareholders of the Company to be held on May 4, 2012 (the “Proxy Statement”). Set forth below is an excerpt of a portion of the transcript of the Company’s first quarter 2012 earnings conference call held on April 26, 2012, by Thomas C. Schievelbein, the Company’s interim President and Chief Executive Officer:

Thomas C. Schievelbein: “Finally, there is one additional item that I’d like to discuss before turning it over to Joe, and it’s an important one for all shareholders. By now I hope you can see that there are lots of changes being made at Brink’s, and there’s more to come. Among the most important is executive compensation and how incentive compensation is being structured by our Compensation and Benefits Committee. Simply put, if we meet or exceed our preset profit goals, management will be rewarded accordingly. If we don’t meet those goals, executive pay will be reduced. The details of our compensation proposal are in our proxy statement, which also includes a proposal to reelect four directors for another term on our Board. Our annual meeting will be held to consider these and other proposals on May 4th, and I strongly urge all shareholders to vote in favor of all proposals.”